Exhibit 10.18

Aspen Neuroscience, Inc.

Loan Forgiveness and Option Amendment Agreement

This Loan Forgiveness and Option Amendment Agreement (this “Agreement”) is entered into as of August 24, 2026 (the “Effective Date”), by and between Aspen Neuroscience, Inc., a Delaware corporation (the “Company” or “Aspen”), and Damien McDevitt, Ph.D. (“Dr. McDevitt”). Each of Aspen and Dr. McDevitt is referred to herein individually as a “Party” and collectively as the “Parties” to this Agreement.

RECITALS

WHEREAS, Dr. McDevitt previously executed certain stock options to purchase shares of Common Stock of the Company pursuant to (i) a Stock Option Agreement dated February 2, 2021 and (ii) two Stock Option Agreements dated March 24, 2021;

WHEREAS, in connection with such option exercises, Dr. McDevitt executed the following Secured Full Recourse Promissory Notes in favor of the Company: (i) Secured Full Recourse Promissory Note dated February 24, 2021, in the original principal amount of $1,152,385.15; (ii) Secured Full Recourse Promissory Note dated April 5, 2021, in the original principal amount of $647,525.55; and (iii) Secured Full Recourse Promissory Note dated April 5, 2021, in the original principal amount of $142,666.65, in each case as such promissory notes have been amended from time to time (collectively, the “Notes”);

WHEREAS, in connection with executing the Notes, Dr. McDevitt executed corresponding Stock Pledge Agreements in favor of the Company, pledging 3,292,529 shares, 1,850,073 shares, and 407,619 shares of Common Stock, respectively, as security for the obligations under the Notes (collectively, the “Pledge Agreements” and together with the Notes, the “Loan Documents”);

WHEREAS, the aggregate outstanding principal and accrued but unpaid accrued interest amount owed by Dr. McDevitt under the Notes as of August 24, 2026 totals approximately $2,114,989.07 (the “Outstanding Debt”);

WHEREAS, the Company’s Board of Directors has authorized the forgiveness of the Outstanding Debt, subject to the terms and conditions set forth herein;

WHEREAS, Dr. McDevitt holds an option to purchase 3,825,000 shares of Common Stock of the Company (the “Option”), which currently vests monthly over a four (4)-year period commencing November 20, 2025; and

WHEREAS, in consideration of the forgiveness of the Outstanding Debt described herein, the Parties desire to amend the vesting schedule applicable to the Option on the terms set forth below, and specify the vesting terms that will apply to any new options that may be granted to Dr. McDevitt in connection with an initial public offering of the Company’s stock.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
LOAN FORGIVENESS

1.1.
Forgiveness of Debt. Subject to and conditioned upon the satisfaction of the conditions set forth in Section 1.2, the Company hereby forgives, cancels, and discharges in full 100% of the Outstanding Debt repayment obligations under the Notes, including all outstanding principal and all accrued but unpaid interest thereon and Dr. McDevitt shall have no further obligations to the Company under the Loan Documents (the “Loan Forgiveness”).
1.2.
Conditions to Forgiveness. The Loan Forgiveness set forth in Section 1.1 is expressly conditioned on and subject to the satisfaction of each of the following conditions:
(a)
Withholding Tax Payment. Dr. McDevitt shall pay to the Company, no later than August 25, 2026, by check or wire transfer of immediately available funds, the amount of $901,545.38 (the “Withholding Amount”), representing the employee paid portion of the federal, state, and local income and employment tax withholding obligations of the Company arising in connection with the Loan Forgiveness and resulting compensatory income contemplated hereby; and

(b)
Acknowledgement and Option Amendment. Dr. McDevitt shall have executed this Agreement and provided the acknowledgement of tax treatment as set forth in Section 1.3, and acknowledged and agreed to the amendment of the vesting terms of the Option and the applicable vesting terms for any top up or refresh option or other equity grants that may be made to him in connection with an initial public offering of the Company as set forth in Article II hereof.
1.3.
Acknowledgement of Tax Consequences. By executing this Agreement, Dr. McDevitt acknowledges that as a result of the Company’s forgiveness of repayment of the Outstanding Debt, Dr. McDevitt will be deemed to have additional compensatory income equal to the Outstanding Debt, which the Company will report on the Form W-2 issued to Dr. McDevitt for 2026, and he may ultimately owe taxes to applicable taxing authorities in excess of the Withholding Amount in respect of such deemed additional compensatory income.
1.4.
Termination of Loan Documents; Release of Pledged Shares. Upon satisfaction of all conditions set forth in Section 1.2 and the effectiveness of the loan forgiveness: (a) the Notes and the Pledge Agreements shall be deemed terminated and of no further force or effect; (b) all security interests, liens, and pledges granted by Dr. McDevitt to the Company under the Pledge Agreements shall be automatically released; and (c) the Company shall deliver to Dr. McDevitt (or cause to be delivered) any documents held by the Company in connection with the Pledge Agreements and shall take all actions reasonably necessary to evidence the release of the pledged shares, including the execution and delivery of UCC-3 termination statements, if applicable.

Article II
OPTION AMENDMENT

2.1.
Current Option Terms. The Parties acknowledge that Dr. McDevitt holds the Option to purchase 3,825,000 shares of Common Stock of the Company that was granted in November 2025. The Option currently vests monthly over a four (4)-year period commencing November 20, 2025 (i.e., 956,250 shares vesting per year).

2.2.
Amendment to Option Vesting Schedule. Effective as of the Effective Date, the Option is hereby amended such that the then remaining unvested shares subject to the Option as of July 20, 2026 shall instead vest in equal monthly installments on the 20th day of each month after such date, commencing July 20, 2026 and ending November 20, 2031, such that the Option will vest over a six (6)-year period following the original November 20, 2025 Vesting Commencement Date of the Option (rather than the original four (4)-year period). For the avoidance of doubt: (a) any shares subject to the Option that had vested prior to July 20, 2026 shall remain vested; and (b) all other terms of the Option shall remain in full force and effect, including without limitation the exercise price, expiration date, and all other conditions applicable thereto. In addition to the foregoing amendment of the regular vesting schedule, the Option is hereby further amended to be eligible for vesting acceleration in accordance with the terms of Dr. McDevitt’s Executive Employment Agreement with the Company that became effective January 18, 2021, in the event of his qualifying termination of employment, consistent with the terms of the other Company options granted to him in connection with his commencement of employment.
2.3.
Option Vesting Acceleration Provisions. For the avoidance of doubt, no changes are being made to the “single-trigger” vesting acceleration provisions applicable to the Option as previously approved by the Board, and the Option shall continue to be eligible for vesting acceleration upon a Change in Control (as defined in the Company’s 2018 Stock Plan, as amended), subject to Dr. McDevitt’s continued service through such Change in Control.
2.4.
IPO Refresh Grant. Dr. McDevitt agrees that any “refresh” or “top-up” option or other equity award granted to Dr. McDevitt in connection with any initial public offering of the Company (the “IPO Equity”) shall be subject to a six (6)-year monthly or quarterly vesting schedule, as applicable, commencing on the vesting commencement date approved by the Board at the time of such grant, and shall carry the same potential vesting acceleration terms as the Option in connection with a Change in Control and/or qualifying termination of employment. For the avoidance of doubt, an equity award granted to Dr. McDevitt as an annual grant consistent with the Company’s ordinary course practice and/or as contemplated by the Company’s Compensation Committee to be issued as the first award of an annual equity award practice for the Company’s employees shall not be IPO Equity.

Article III
TAX MATTERS

3.1.
Tax Treatment. The Parties acknowledge and agree that the Loan Forgiveness will result taxable compensation income to Dr. McDevitt for federal, state, and local income tax purposes on the applicable date such Loan Forgiveness becomes effective. The Company shall report such income and withhold taxes as required by applicable law.
3.2.
Withholding. Dr. McDevitt acknowledges his obligation to pay the Withholding Amount as provided in Section 1.2(a), and agrees that the Company shall be entitled to satisfy any additional withholding obligations arising from the Loan Forgiveness by any means permitted by applicable law, including by withholding from any other compensation payable to Dr. McDevitt.
3.3.
No Tax Advice. Each Party acknowledges that neither the other Party nor its counsel has provided any tax advice in connection with this Agreement. Dr. McDevitt is solely responsible for determining the tax consequences of this Agreement to him and is encouraged to consult his own tax advisor.

Article IV
GENERAL PROVISIONS

4.1.
Entire Agreement. This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, and understandings with respect thereto. For the avoidance of doubt, except as expressly modified by Article II hereof, all other terms and conditions of the Option and any related option agreement or equity plan remain in full force and effect.
4.2.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

4.3.
Amendments and Waivers. This Agreement may not be amended or modified except by a written instrument signed by both Parties. No waiver of any term or condition of this Agreement shall be effective unless in writing and signed by the waiving Party.
4.4.
Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.
4.5.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic means (including PDF or DocuSign) shall be equally effective as delivery of an original executed counterpart.
4.6.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, executors, administrators, and permitted assigns.
4.7.
Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or sent by certified mail, return receipt requested, to the addresses set forth in the preamble hereto or to such other address as either Party may designate in writing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Loan Forgiveness and Option Amendment Agreement as of the date first written above.

ASPEN NEUROSCIENCE, INC.
By:	/s/ Jeff Boerneke
Name:	Jeff Boerneke
Title:	General Counsel

DAMIEN MCDEVITT, PH.D.
/s/ Damien McDevitt
Damien McDevitt, Ph.D.
Date:	August 25, 2026